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                                                                    EXHIBIT 23.1

                        Independent Accountants' Consent

The Board of Directors and Stockholders
Stillwater Mining Company:

We consent to incorporation by reference in the registration statements (Nos. 333-12455, 333-12419 and 333-58251) on Form S-3 and in the registration statements (Nos. 33-97358 and 333-70861) on Form S-8 of Stillwater Mining Company of our report dated January 18, 2001, except for paragraphs four through seven of footnote 6, for which the date is February 23, 2001, relating to the consolidated balance sheets of Stillwater Mining Company and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Stillwater Mining Company.


/s/ KPMG LLP

Billings, Montana
March 27, 2001